Exhibit 99.1

Cheetah Net Supply Chain Service Inc. Enters into Agreement to Acquire JoyPak Supply LLC

Cheetah Net Supply Chain Service Inc. (“Cheetah” or the “Company”) (Nasdaq CM: CTNT) today announced that it has entered into a Membership Interest Purchase Agreement (the “Agreement”) to acquire 100% of the membership interests of JoyPak Supply LLC (“JoyPak”), a Nevada limited liability company, primarily engaged in the sale of consumer, beauty, personal care and other everyday-use products, from a Delaware limited liability company and a Texas limited liability company (collectively, the “Sellers”) (the “Acquisition”).

The aggregate purchase price for the Acquisition is $788,000, which will be paid in cash. The closing of the Acquisition is expected to occur within four weeks of the execution of the Agreement, subject to the completion of the Company’s due diligence review and other closing conditions.

Following the completion of the Acquisition, JoyPak will become a wholly owned subsidiary of the Company. The Company believes that the Acquisition will further diversify its product mix, and enable the Company to enter the consumer, beauty, personal care and other everyday-use product categories. The Acquisition is also expected to support the Company’s broader business diversification efforts and long-term growth strategy.

About Cheetah Net Supply Chain Service Inc.

Cheetah Net Supply Chain Service Inc. is engaged in two principal business areas: logistics and warehousing and international trading. The Company’s logistics and warehousing business includes logistics coordination, warehousing and general labor support services. Following its acquisition of Super International Trading Limited in May 2026, the Company also commenced the international trading of large-scale industrial equipment. Through its ongoing business development and strategic acquisitions, Cheetah continues to seek opportunities to diversify its operations, expand its product and service offerings and develop additional sources of revenue.

Forward-Looking Statements

This press release contains certain forward-looking statements, including statements that are predictive in nature. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “anticipate,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s filings with the U.S. Securities and Exchange Commission, including under the caption “Risk Factors.”

For more information, please contact:

Cheetah Net Supply Chain Service Inc.

Investor Relations
ir@cheetah-net.com

Cheetah Net Supply Chain INC.
· (949) 740-7799 ·8707 Research Drive, Irvine, CA 92618
4915-3454-6078, v. 1